ADVISORS SERIES TRUST

on behalf of the Funds managed by
Davidson Investment Advisors, Inc.

MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto, which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.	Purpose

This Plan sets forth the method for allocating fees and expenses among each class of shares of the Funds in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.	Separate Arrangements/Class Differences

a)	Designation of Classes: The Funds set forth in Exhibit A offer two or more Classes of shares.

b)
Class Arrangements: The following summarizes the maximum initial sales charges, CDSCs, Rule 12b-1 distribution and servicing fees, shareholder servicing plan fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of each Fund.  Exhibit A sets forth the actual sales charges, Rule 12b-1 fees and shareholder servicing fees of each class of shares of the Funds.  Additional details and restrictions regarding such fees and services are set forth in each Fund’s current Prospectus and Statement of Additional Information.  Each Fund may only offer the following Classes of shares as set forth in Exhibit A:

i.	Class A. (Davidson Multi-Cap Equity Fund, Davidson Equity Income Fund and Davidson Small-Mid Equity Fund)
A.	Maximum Initial Sales Charge: 5.00%.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution Fee: 0.25% for each Fund.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Conversion Features: None.
F.	Redemption Fees: 1.00% on shares held 7 days or less.

ii.	Class A. (Davidson Intermediate Fixed Income Fund)
A.	Maximum Initial Sales Charge: 2.75%.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution Fee: 0.25% for each Fund.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Conversion Features: None.
F.	Redemption Fees: None.

iii.	Class C.
A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: 1.00% on redemptions within 12 months of purchase.
C.	Maximum Annual Rule 12b-1 Distribution and Service Fee: 1.00% for each Fund.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Conversion Features: None.
F.	Redemption Fees: 1.00% on shares held 7 days or less.

iv.	Class I.
A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution and Service Fee: None.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Conversion Features: None.
F.	Redemption Fees: None.

c)
Distribution of Shares:  Class A shares and Class C shares are sold primarily to retail investors through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  The Funds’ shares are also offered directly through their distributor.  Quantity discounts, accumulated purchases, purchases in conjunction with a letter of intent and systematic withdrawal features for Class A and Class C shares are as described in the applicable Prospectus.  The Class I shares of the Funds are offered without a sales charge or other fee primarily for direct investments by investors such as pension and profit-sharing plans, employee benefit trusts, endowments, foundations, corporations and high net worth individuals.

d)
Minimum Investment Amounts:  The minimum initial investment in Class A and C shares is $2,500 for regular accounts and retirement accounts.  The minimum initial investment in Class I shares is $250,000 for regular accounts and retirement accounts.  Once an account is established, subsequent investments for regular accounts and retirement accounts in any amount may be made in all share classes, except that there is a $100 minimum for automatic investment plan accounts.

e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.	Expense Allocations

The expenses incurred pursuant to the Rule 12b-1 Plan will be borne by Class A and Class C shareholders, and constitute an expense allocated to that specific Class.

4.	Exchange Features

Shares of each Fund may be exchanged for shares of the same Class of any other Fund, subject to minimum purchase requirements.

5.	Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust’s Board of Trustees (“Board”); (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Funds, series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this 28th day of December, 2010.

ADVISORS SERIES TRUST

By: /s/ Douglas G. Hess

Title: President

Date: December 28, 2010

EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the Funds managed by
Davidson Investment Advisors, Inc.

Fund Names:

Davidson Multi-Cap Equity Fund (Classes A and C)
Davidson Equity Income Fund (Classes A and C)
Davidson Small-Mid Equity Fund (Classes A and C)
Davidson Intermediate Fixed Income Fund (Classes A and I)

Share Class	Minimum Investment1	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee

Class A2	$2,500	5.00%	None	0.25%	None	1.00%5
Class A3	$2,500	2.75%	None	0.25%	None	None
Class C	$2,500	None	1.00%4	1.00%	None	1.00%5
Class I	$250,000	None	None	None	None	None

1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.

2	Refers to Class A shares of the Davidson Multi-Cap Equity Fund, Davidson Equity Income Fund and Davidson Small-Mid Equity Fund.

3	Refers to Class A shares of the Davidson Intermediate Fixed Income Fund.

4	Redemptions within twelve months of purchase are subject to a 1.00% CDSC.

5	A redemption fee of 1.00% is assessed on shares redeemed within 7 days of purchase (i.e., held 7 days or less).

 1